EXHIBIT 99.1
Greif, Inc. Reports Second Quarter 2010 Results
•	Net sales were $836.6 million in the second quarter of 2010 compared to $647.9 million in the second quarter of 2009. The 29 percent increase was due to higher sales volumes (33 percent or 22 percent excluding acquisitions) and foreign currency translation (5 percent), partially offset by lower selling prices (9 percent) due to the pass-through of lower input costs.

•	Net income before special items, as defined below, was $50.4 million ($0.86 per diluted Class A share) in the second quarter of 2010 compared to $25.1 million ($0.43 per diluted Class A share) in the second quarter of 2009. GAAP net income was $42.6 million ($0.73 per diluted Class A share) in the second quarter of 2010 and $1.6 million ($0.03 per diluted Class A share) in the second quarter of 2009.
DELAWARE, Ohio (June 2, 2010) — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its second fiscal quarter, which ended April 30, 2010.
Michael J. Gasser, chairman and chief executive officer, said, “We are pleased with our second quarter results. Sales volumes significantly improved across all our businesses and geographic regions compared to the same quarter last year, including strong emerging market growth. Consolidated gross profit margin expansion was led by improvements in the Rigid Industrial Packaging and Services segment. However, lower selling prices and higher raw material costs caused gross profit margin compression in the Paper Packaging segment. We continue to focus on the disciplined execution of the Greif Business System and maintaining the permanent cost savings that were achieved during fiscal 2009.”
Gasser continued, “During the second quarter, we completed a flexible products acquisition that will allow us to further diversify our product and segment offerings. With this new business, we have the opportunity to leverage our global footprint and the Greif Business System to deliver value to our customers and shareholders. We continue to pursue our pipeline of consolidation and product line extension opportunities in all of our businesses.”
Special Items and GAAP to Non-GAAP Reconciliations
Special items are as follows: (i) for the second quarter of 2010, restructuring charges of $4.8 million ($4.0 million net of tax) and acquisition-related costs of $4.6 million ($3.8 million net of tax); and (ii) for the second quarter of 2009, restructuring charges of $20.3 million ($16.7 million net of tax), restructuring-related inventory charges of $7.5 million ($6.2 million net of tax) and debt extinguishment charges of $0.8 million ($0.6 million net of tax). A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.
Flexible Products and Services Segment
In February 2010, the Company acquired Storsack Holding GmbH and its subsidiaries (Storsack), which is the world’s largest producer of flexible intermediate bulk containers. Based on an analysis of the qualitative and quantitative standards, Storsack’s results are included in a new reporting segment called Flexible Products and Services. The Company’s multiwall bag operations, previously included in the Paper Packaging segment, are also included in Flexible Products and Services. The Industrial Packaging segment has been renamed Rigid Industrial Packaging and Services.

Consolidated Results
Net sales were $836.6 million in the second quarter of 2010 compared to $647.9 million in the second quarter of 2009. The 29 percent increase was due to higher sales volumes (33 percent or 22 percent excluding acquisitions) and foreign currency translation (5 percent), partially offset by lower selling prices (9 percent) due to the pass-through of lower input costs. The $188.7 million increase was due to Rigid Industrial Packaging and Services ($109.4 million increase) Flexible Products and Services ($42.1 million increase) and Paper Packaging ($37.9 million increase), slightly offset by Land Management ($0.7 million decrease).
Selling, general and administrative (SG&A) expenses increased to $91.6 million in the second quarter of 2010 from $65.7 million for the same period last year. This increase was primarily due to the inclusion of SG&A expenses related to acquired companies during the second half of 2009 and the first half of 2010 and $4.6 million of acquisition-related costs recognized in accordance with SFAS No. 141(R), “Business Combinations” (codified under ASC 280, “Business Combinations”). In addition, there was a $6.0 million unfavorable impact from foreign currency translation as well as higher compensation and benefits.
Operating profit before special items increased to $82.2 million for the second quarter of 2010 from $40.9 million for the second quarter of 2009. The $41.3 million increase was due to Rigid Industrial Packaging and Services ($38.6 million increase), Flexible Products and Services ($3.3 million increase) and Paper Packaging ($1.3 million increase), partially offset by Land Management ($1.9 million decrease). GAAP operating profit was $72.8 million and $13.1 million in the second quarter of 2010 and 2009, respectively.
Net income before special items increased to $50.4 million for the second quarter of 2010 from $25.1 million for the second quarter of 2009. Diluted earnings per share before special items were $0.86 compared to $0.43 per Class A share and $1.29 compared to $0.65 per Class B share for the second quarter of 2010 and 2009, respectively. The Company had GAAP net income of $42.6 million, or $0.73 per diluted Class A share and $1.10 per diluted Class B share, in the second quarter of 2010 compared to $1.6 million, or $0.03 per diluted Class A share and $0.04 per diluted Class B share, in the second quarter of 2009.
Business Group Results
Rigid Industrial Packaging and Services net sales were $636.5 million in the second quarter of 2010 compared to $527.1 million in the second quarter of 2009. The 21 percent increase in net sales was due to higher sales volumes (26 percent or 21 percent excluding acquisitions) and foreign currency translation (5 percent), partially offset by lower selling prices (10 percent) due to the pass-through of lower input costs. Operating profit before special items increased to $70.0 million in the second quarter of 2010 from $31.4 million in the second quarter of 2009. The $38.6 million increase was primarily due to higher sales volumes, margin expansion primarily due to lower input costs and disciplined execution of the Greif Business System, as well as further benefits from permanent cost savings achieved during fiscal 2009. GAAP operating profit was $64.4 million and $4.3 million in the second quarter of 2010 and 2009, respectively.
Flexible Products and Services net sales were $50.5 million in the second quarter of 2010 compared to $8.4 million in the second quarter of 2009. The increase was primarily due to the acquisition of Storsack during the second quarter of 2010. Both periods include the Company’s multiwall bag operations, which were previously included in the Paper Packaging segment and reclassified to conform to the current year’s presentation. Operating profit before special items increased to $4.0 million in the second quarter of 2010 as a result of the Storsack acquisition from $0.7 million in the second quarter of 2009 for the multiwall bag operations. GAAP operating profit was $0.3 million and $0.7 million in the second quarter of 2010 and 2009, respectively.
Paper Packaging net sales were $147.5 million in the second quarter of 2010 compared to $109.6 million in the second quarter of 2009. The 35 percent increase in net sales was due to higher sales volumes, partially offset by lower selling prices. During the second quarter of 2010, the Company realized a $50 per ton containerboard price increase that was initiated in January 2010 and announced an additional $60 per ton containerboard price increase in April 2010 that should be fully realized during the third quarter of 2010. Operating profit before special items increased to $7.7 million in the second quarter of 2010 from $6.4 million in the second quarter of 2009. Higher sales volumes were principally offset by higher raw material costs (especially old corrugated containers) and lower selling prices compared to the same period last year. GAAP operating profit was $7.6 million and $5.7 million in the second quarter of 2010 and 2009, respectively.

Land Management net sales were $2.1 million and $2.8 million in the second quarter of 2010 and 2009, respectively. GAAP operating profit and operating profit before special items was $0.5 million in the second quarter of 2010 compared to $2.4 million in the second quarter of 2009. Included in these amounts were profits from the sale of special use properties (surplus, higher and better use, and development properties) of $0.5 million and $1.3 million in the second quarter of 2010 and 2009, respectively.
Other Cash Flow Information
In the second quarter of 2010, strong operating cash flows were more than offset by cash payments related to the acquisition of Storsack, capital expenditures, interest payments and quarterly dividends.
Capital expenditures were $30.9 million, excluding timberland purchases of $16.5 million, for the second quarter of 2010 compared with capital expenditures of $19.8 million, excluding timberland purchases of $0.5 million, for the second quarter of 2009. Capital expenditures are expected to be approximately $130 million, excluding timberland purchases, which is $5 million above the previous estimate for fiscal 2010.
On June 1, 2010, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. This represents a 10.5 percent increase and is consistent with the Company’s targeted dividend payout ratio of 30 to 35 percent over a complete business cycle. These dividends are payable on July 1, 2010 to stockholders of record at close of business on June 18, 2010.
Greif Business System (GBS) and Accelerated Initiatives
During fiscal 2009, the Company realized more than $150 million of annual cost savings from the implementation of specific plans to address the adverse impact to its businesses resulting from the sharp decline of the global economy, which began at the end of fiscal 2008. These plans included accelerated GBS initiatives, contingency actions and active portfolio management. The Company expects to retain at least $120 million of cost savings from those actions.
An additional $30 million, net, of GBS savings are expected to be realized from initiatives implemented during fiscal 2010.
Company Outlook
The Company’s management continues to anticipate a gradual improvement in sales volumes and full realization of the fiscal 2009 permanent cost reductions. In addition, Paper Packaging is expected to recover from its first half margin contraction with the full implementation of previously announced containerboard price increases. The potential impact of foreign currency translation is being closely monitored and will be addressed through other actions. As such, the Company raises its earnings guidance before special items to $4.05 to $4.30 per Class A share for fiscal 2010.
Conference Call
The Company will host a conference call to discuss the second quarter of 2010 results on June 3, 2010, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif
Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, flexible and corrugated containers and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; the availability of the credit markets to our customers and suppliers, as well as the Company; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2009. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2010	2009	2010	2009
		(As Adjusted)(1)		(As Adjusted)(1)
Net sales	$836.6	$647.9	$1,546.3	$1,314.2
Cost of products sold	668.1	551.0	1,240.0	1,122.5

Gross profit	168.5	96.9	306.3	191.7

Selling, general and administrative expenses(2)	91.6	65.7	174.0	124.1
Restructuring charges	4.8	20.3	10.8	47.5
Asset gains, net	0.7	2.2	2.0	4.5

Operating profit	72.8	13.1	123.5	24.6

Interest expense, net	16.8	13.4	31.6	25.6
Debt extinguishment charges	—	0.8	—	0.8
Other income (expense), net	(0.9)	2.0	(3.7)	0.2

Income (loss) before income tax expense (benefit) and equity earnings (loss) of unconsolidated affiliates, net of tax	55.1	0.9	88.2	(1.6)

Income tax expense (benefit)	10.5	(0.7)	17.2	(1.9)
Equity earnings (loss) of unconsolidated affiliates, net of tax	0.2	—	0.1	(0.6)

Net income	44.8	1.6	71.1	(0.3)
Less net income (loss) attributable to noncontrolling interests	(2.2)	—	(3.6)	(0.4)

Net income (loss) attributable to Greif, Inc.	$42.6	$1.6	$67.5	$(0.7)

Basic earnings (loss) per share:
Class A Common Stock	$0.73	$0.03	$1.16	$(0.01)
Class B Common Stock	$1.10	$0.04	$1.73	$(0.02)

Diluted earnings (loss) per share:
Class A Common Stock	$0.73	$0.03	$1.16	$(0.01)
Class B Common Stock	$1.10	$0.04	$1.73	$(0.02)

Earnings (loss) per share were calculated using the following number of shares:
Class A Common Stock	24.6	24.4	24.6	24.2
Class B Common Stock	22.5	22.5	22.5	22.5

Class A Common Stock	25.0	24.7	24.9	24.6
Class B Common Stock	22.5	22.5	22.5	22.5

(1)	In the first quarter of 2010, the Company changed from using a combination of FIFO and LIFO inventory accounting methods to the FIFO method for all of its businesses. Financial information in any tables included herein has been adjusted for presentation under the FIFO accounting method.

(2)	In the first quarter of 2010, the Company adopted SFAS No. 141(R) (codified under ASC 805), which requires it to expense certain acquisition costs in the period incurred rather than capitalized as part of the purchase price of the acquisition. In accordance with this new guidance, there were $4.6 million and $14.7 million (including $6.1 million for acquisition costs incurred prior to November 1, 2009 that were previously accumulated to the balance sheet for acquisitions not consummated as of October 31, 2009) of acquisition-related costs recognized in the three months and six months ended April 30, 2010, respectively, in SG&A expenses.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in millions, except per share amounts)

	Three months ended April 30, 2010			Three months ended April 30, 2009
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP — operating profit	$72.8			$13.1
Restructuring charges	4.8			20.3
Restructuring-related inventory charges	—			7.5
Acquisition-related costs	4.6			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-relates costs	$82.2			$40.9

GAAP — net income	$42.6	$0.73	$1.10	$1.6	$0.03	$0.04
Restructuring charges, net of tax	4.0	0.07	0.09	16.7	0.28	0.43
Restructuring-related inventory charges, net of tax	—	—	—	6.2	0.11	0.16
Acquisition-related costs, net of tax	3.8	0.06	0.10	—	—	—
Debt extinguishment charges, net of tax	—	—	—	0.6	0.01	0.02

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges	$50.4	$0.86	$1.29	$25.1	$0.43	$0.65

	Six months ended April 30, 2010			Six months ended April 30, 2009
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP — operating profit	$123.5			$24.6
Restructuring charges	10.8			47.5
Restructuring-related inventory charges	—			9.3
Acquisition-related costs	14.7			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$149.0			$81.4

GAAP — net income	$67.5	$1.16	$1.73	$(0.7)	$(0.01)	$(0.02)
Restructuring charges, net of tax	8.7	0.14	0.23	39.2	0.68	1.01
Restructuring-related inventory charges, net of tax	—	—	—	7.7	0.13	0.20
Acquisition-related costs, net of tax	11.8	0.20	0.30	—	—	—
Debt extinguishment charges, net of tax	—	—	—	0.6	0.01	0.02

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges	$88.0	$1.50	$2.26	$46.8	$0.81	$1.21

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2010	2009	2010	2009

Net sales
Rigid Industrial Packaging and Services	$636.5	$527.1	$1,201.3	$1,056.6
Flexible Products and Services	50.5	8.4	61.8	19.9
Paper Packaging	147.5	109.6	275.8	228.6
Land Management	2.1	2.8	7.4	9.1

Total	$836.6	$647.9	$1,546.3	$1,314.2

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs Rigid Industrial Packaging and Services	$70.0	$31.4	$127.4	$50.0
Flexible Products and Services	4.0	0.7	6.6	3.3
Paper Packaging	7.7	6.4	11.5	22.5
Land Management	0.5	2.4	3.5	5.6

Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	82.2	40.9	149.0	81.4

Restructuring charges:
Rigid Industrial Packaging and Services	4.7	19.6	10.7	44.7
Paper Packaging	0.1	0.7	0.1	2.6
Land Management	—	—	—	0.2

Restructuring charges	4.8	20.3	10.8	47.5

Restructuring-related inventory charges:
Rigid Industrial Packaging and Services	—	7.5	—	9.3
Acquisition-related costs:
Rigid Industrial Packaging and Services	0.9	—	3.8	—
Flexible Products and Services	3.7	—	10.9	—

Acquisition-related costs	4.6	—	14.7	—

Total	$72.8	$13.1	$123.5	$24.6

Depreciation, depletion and amortization expense
Rigid Industrial Packaging and Services	$19.9	$17.5	$41.2	$35.0
Flexible Products and Services	0.9	0.2	1.0	0.4
Paper Packaging	6.6	6.4	13.8	13.0
Land Management	0.3	0.1	1.2	1.1

Total	$27.7	$24.2	$57.2	$49.5

Note:	Certain prior year amounts have been reclassified to conform to the current year presentation.

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2010	2009	2010	2009

Net sales
North America	$420.9	$361.4	$781.9	$755.4
Europe, Middle East and Africa	288.6	192.4	512.9	374.7
Other	127.1	94.1	251.5	184.1

Total	$836.6	$647.9	$1,546.3	$1,314.2

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs North America	$35.4	$26.7	$67.7	$74.7
Europe, Middle East and Africa	36.9	12.9	63.4	13.3
Other	9.9	1.3	17.9	(6.6)

Operating profit before restructuring charges, restructuring-related inventory charges and acquisition related costs	82.2	40.9	149.0	81.4
Restructuring charges	4.8	20.3	10.8	47.5
Restructuring-related inventory charges	—	7.5	—	9.3
Acquisition-related costs	4.6	—	14.7	—

Total	$72.8	$13.1	$123.5	$24.6

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2010	2009	2010	2009

Rigid Industrial Packaging and Services
GAAP — operating profit (loss)	$64.4	$4.3	$112.9	$(4.0)
Restructuring charges	4.7	19.6	10.7	44.7
Restructuring-related inventory charges	—	7.5	—	9.3
Acquisition-related costs	0.9	—	3.8	—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$70.0	$31.4	$127.4	$50.0

Flexible Products and Services
GAAP — operating profit (loss)	$0.3	$0.7	$(4.3)	$3.3
Acquisition-related costs	3.7	—	10.9	—

Non-GAAP — operating profit before acquisition-related costs	$4.0	$0.7	$6.6	$3.3

Paper Packaging
GAAP — operating profit	$7.6	$5.7	$11.4	$19.9
Restructuring charges	0.1	0.7	0.1	2.6

Non-GAAP — operating profit before restructuring charges	$7.7	$6.4	$11.5	$22.5

Land Management
GAAP — operating profit	$0.5	$2.4	$3.5	$5.4
Restructuring charges	—	—	—	0.2

Non-GAAP — operating profit before restructuring charges	$0.5	$2.4	$3.5	$5.6

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	April 30, 2010	October 31, 2009
		(As Adjusted)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$85.0	$111.9
Trade accounts receivable	419.0	337.1
Inventories	302.9	238.8
Other current assets	160.9	157.3

	967.8	845.1

LONG-TERM ASSETS
Goodwill	617.2	592.1
Intangible assets	151.2	131.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	98.8	112.1

	918.1	886.5

PROPERTIES, PLANTS AND EQUIPMENT	1,151.4	1,092.3

	$3,037.3	$2,823.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$324.9	$335.8
Current portion of long-term debt	20.0	17.5
Short-term borrowings	48.9	19.6
Other current liabilities	217.0	189.2

	610.8	562.1

LONG-TERM LIABILITIES
Long-term debt	955.0	721.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	373.6	390.8

	1,371.9	1,155.2

SHAREHOLDERS’ EQUITY	1,054.6	1,106.6

	$3,037.3	$2,823.9